EXHIBIT 4.3

POOLING AND SERVICING AGREEMENT

AMONG

ALLY AUTO ASSETS LLC

ALLY BANK

AND

GMAC INC.

DATED AS OF MARCH 25, 2010

i

SECTION 7.08	Headings	19
SECTION 7.09	Counterparts	19
SECTION 7.10	No Petition Covenant	19
SECTION 7.11	Limitations on Rights of Others	19
SECTION 7.12	Merger and Consolidation of the Seller, the Servicer or Ally Auto	19
SECTION 7.13	Assignment	20

EXHIBIT A	Form of First Step Receivables Assignment

SCHEDULE A	Schedule of Receivables

APPENDIX A	Definitions, Rules of Construction and Notices

APPENDIX B	Additional Representations and Warranties

ii

THIS POOLING AND SERVICING AGREEMENT, dated as of March 25, 2010, among ALLY AUTO ASSETS LLC, a Delaware limited liability company (“Ally Auto”), ALLY BANK, a Utah chartered bank (the “Seller”), and GMAC INC., a Delaware corporation, as servicer (the “Servicer”).

WHEREAS, Ally Auto desires to purchase on the date hereof a portfolio of automobile and light truck retail instalment sale contracts, direct purchase money loans and related rights owned by the Seller;

WHEREAS, the Seller is willing to sell on the date hereof such contracts and related rights to Ally Auto;

WHEREAS, Ally Auto may wish to sell or otherwise transfer on the date hereof such contracts and related rights, or interests therein, to a trust, corporation, partnership or other entity (any such entity being the “Issuing Entity”);

WHEREAS, the Issuing Entity may issue debentures, notes, participations, certificates of beneficial interest, partnership interests or other interests or securities (collectively, any such issued interests or securities being “Securities”) to fund its acquisition of such contracts and related rights;

WHEREAS, the Issuing Entity may wish to provide in the agreements pursuant to which it acquires its interest in such contracts and related rights and issues the Securities (the Second Step Receivables Assignment, the Trust Agreement, the Notes, the Certificates, the Trust Sale and Servicing Agreement and the Indenture being collectively the “Further Transfer and Servicing Agreements”) that the Servicer shall service such contracts;

WHEREAS, the Servicer is willing to service such contracts in accordance with the terms hereof for the benefit of Ally Auto and, by its execution of the Further Transfer and Servicing Agreements, will be willing to service such contracts in accordance with the terms of such Further Transfer and Servicing Agreements for the benefit of the Issuing Entity and each other party identified or described herein or in the Further Transfer and Servicing Agreements as having an interest as owner, trustee, secured party, or holder of Securities (the Issuing Entity and all such parties under the Further Transfer and Servicing Agreements being “Interested Parties”) with respect to such contracts, and the proceeds thereof, as the interests of such parties may appear from time to time.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Definitions. Certain capitalized terms used in this Agreement are defined in and shall have the respective meanings assigned to them in Part I of Appendix A to this Agreement. All references herein to “the Agreement” or “this Agreement” are to this Pooling and Servicing Agreement as it may be amended, supplemented or modified from time to time, and all references herein to Articles and Sections are to Articles or Sections of this Agreement unless otherwise specified. The rules of construction set forth in Part II of such Appendix A shall be applicable to this Agreement.

SECTION 1.02 Owner of a Receivable. For purposes of this Agreement, the “Owner” of a Receivable shall mean Ally Auto until the sale, transfer, assignment or other conveyance of such Receivable by Ally Auto pursuant to the terms of the Further Transfer and Servicing Agreements, and thereafter shall mean the Issuing Entity; provided, that the Seller, the Servicer or Ally Auto, as applicable, shall be the “Owner” of any Receivable from and after the time that such Person shall acquire such Receivable, whether pursuant to Section 3.08 or 5.04 of this Agreement, any provision of the Further Transfer and Servicing Agreements or otherwise.

ARTICLE II

PURCHASE AND SALE OF RECEIVABLES

SECTION 2.01 Purchase and Sale of Receivables.

(a) Purchase. On the Closing Date, subject to satisfaction of the conditions specified in Article VI and the First Step Receivables Assignment (and, in any event, immediately prior to consummation of the related transactions contemplated by the Further Transfer and Servicing Agreements, if any), the Seller shall sell, transfer, assign and otherwise convey to Ally Auto, without recourse:

(i) all right, title and interest of the Seller in, to and under the Receivables listed on the Schedule of Receivables and all monies received thereon on and after the Cutoff Date, exclusive of any amounts allocable to the premium for physical damage collateral protection insurance required by the Seller or the Servicer covering any related Financed Vehicle;

(ii) the interest of the Seller in the security interests in the Financed Vehicles granted by Obligors pursuant to the Receivables and, to the extent permitted by law, any accessions thereto;

(iii) the interest of the Seller in any proceeds from claims on any physical damage, credit life, credit disability or other insurance policies covering Financed Vehicles or Obligors;

(iv) the interest of the Seller in any proceeds from recourse against Dealers on the Receivables;

(v) all right, title and interest of the Seller in, to and under the First Step Receivables Assignment; and

(vi) all present and future claims, demands, causes and choses in action in respect of any or all the foregoing described in clauses (i) through (v) above and all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all the foregoing, including all proceeds of the conversion of any or all of the foregoing, voluntary or involuntary, into cash or other liquid property, all cash proceeds, accounts, accounts receivable, notes, drafts, acceptances, chattel paper, checks, deposit accounts, insurance proceeds, investment property, payment intangibles, general intangibles, condemnation awards, rights to payment of any and every kind and other forms of obligations and receivables, instruments and other property which at any time constitute all or part of or are included in the proceeds of any of the foregoing.

The property described in clauses (i) through (vi) above is referred to herein collectively as the “Purchased Property.”

(b) It is the intention of the Seller and Ally Auto that the transfer and assignment of Receivables contemplated by this Agreement and the First Step Receivables Assignment shall constitute a sale of the Receivables from the Seller to Ally Auto and the beneficial interest in and title to the Receivables shall not be part of the Seller’s estate in the event of the filing of a petition for insolvency, receivership or conservatorship by or against the Seller or placement into receivership or conservatorship of the Seller under any relevant bankruptcy, insolvency, receivership or conservatorship law.

(c) The transfer and assignment of Receivables contemplated by this Agreement and the First Step Receivables Assignment does not constitute and is not intended to result in any assumption by Ally Auto of any obligation of the Seller to the Obligors, Dealers, insurers or any other Person in connection with the Receivables, any Dealer Agreements, any insurance policies or any agreement or instrument relating to any of them.

SECTION 2.02 Receivables Purchase Price. In consideration for the Purchased Property, Ally Auto shall, on the Closing Date, pay to the Seller an amount equal to the Initial Aggregate Receivables Principal Balance in respect of the Receivables and the Seller shall execute and deliver to Ally Auto an assignment in the form attached hereto as Exhibit A (the “First Step Receivables Assignment”). The Initial Aggregate Receivables Principal Balance is equal to $1,022,425,018.31. A portion of the Initial Aggregate Receivables Principal Balance shall be paid to the Seller in immediately available funds and the balance of such purchase price shall be paid through one or both of (a) an increase in the amount owing from Ally Auto to Seller under the Intercompany Advance Agreement (as a result of an advance made thereunder from Seller to Ally Auto) and (b) an increase in Seller’s capital account in Ally Auto (as a result of a deemed capital contribution from Seller to Ally Auto). The amount advanced under the Intercompany Advance Agreement and the amount of the deemed capital contribution shall be duly recorded by the Seller and Ally Auto.

SECTION 2.03 The Closing. The sale and purchase of the Receivables shall take place at the offices of Kirkland & Ellis LLP, 300 North LaSalle Street, Chicago, Illinois 60654, on the Closing Date at a time mutually agreeable to the Seller and Ally Auto, and will occur simultaneously with the closing of transactions contemplated by the Further Transfer and Servicing Agreements.

SECTION 2.04 Custody of Receivable Files. In connection with the sale, transfer and assignment of the Receivables to Ally Auto pursuant to this Agreement and the First Step Receivables Assignment, Ally Auto, simultaneously with the execution and delivery of this Agreement, shall enter into the Custodian Agreement with the Custodian, pursuant to which Ally Auto shall revocably appoint the Custodian, and the Custodian shall accept such appointment, to act as the agent of Ally Auto as Custodian of the following documents or instruments which shall be constructively delivered to Ally Auto with respect to each Receivable:

(a) the fully executed original of the instalment sale contract or direct purchase money loan, as applicable, for such Receivable;

(b) documents evidencing or related to any Insurance Policy;

(c) the original credit application of each Obligor, fully executed by each such Obligor on the Seller’s customary form, or on a form approved by the Seller, for such application;

(d) where permitted by law, the original certificate of title (when received) and otherwise such documents, if any, that the Seller keeps on file in accordance with its customary procedures indicating that the Financed Vehicle is owned by the Obligor and subject to the interest of the Seller as first lienholder or secured party; and

(e) any and all other documents that the Seller keeps on file in accordance with its customary procedures relating to the individual Receivable, Obligor or Financed Vehicle.

ARTICLE III

ADMINISTRATION AND SERVICING OF RECEIVABLES

SECTION 3.01 Duties of the Servicer.

(a) The Servicer is hereby appointed and authorized to act as agent for the Owner of the Receivables and in such capacity shall manage, service, administer and make collections on the Receivables with reasonable care, using that degree of skill and attention that the Servicer exercises with respect to comparable motor vehicle related receivables that it services for itself or others. The Servicer hereby accepts such appointment and authorization and agrees to perform the duties of Servicer with respect to the Receivables set forth herein and in the Further Transfer and Servicing Agreements.

(b) The Servicer’s duties shall include collection and posting of all payments, responding to inquiries of Obligors, investigating delinquencies, sending payment coupons to Obligors, reporting tax information to Obligors, policing the collateral, accounting for collections and furnishing monthly and annual statements to the Owner of any Receivables with respect to distributions, generating federal income tax information and performing the other duties specified herein. Subject to the provisions of Section 3.02, the Servicer shall follow its customary standards, policies and procedures and shall have full power and authority, acting alone, to do any and all things in connection with such managing, servicing, administration and collection that it may deem necessary or desirable.

(c) Without limiting the generality of the foregoing, the Servicer is hereby authorized and empowered by the Owner of the Receivables, pursuant to this Section 3.01, to execute and deliver, on behalf of all Interested Parties, or any of them, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Receivables and the Financed Vehicles. The Servicer is hereby authorized to commence, in its own name or in the name of the Owner of such Receivable a legal proceeding, whether through judicial process or (with respect to repossession of a Financed Vehicle) non-judicial process, to enforce a Liquidating Receivable as contemplated by Section 3.04, to enforce all obligations of the Seller, the Servicer and Ally Auto under this Agreement and under the Further Transfer and Servicing Agreements or to commence or participate in a legal proceeding (including a bankruptcy case) relating to or involving a Receivable or a Liquidating Receivable. If the Servicer commences or participates in such a legal proceeding in its own name, the Servicer is hereby authorized and empowered by the Owner of the Receivables pursuant to this Section 3.01 to obtain possession of the related Financed Vehicle and immediately and without further action on the part of the Owner or the Servicer, the Owner of such Receivable shall thereupon automatically assign in trust such Receivable and the security interest in the related Financed Vehicle to the Servicer for the benefit of the Interested Parties for purposes of commencing or participating in any such proceeding as a party or claimant. Upon such automatic assignment, the Servicer will be, and will have all the rights and duties of, a secured party under the UCC and other applicable law with respect to such Receivable and the related Financed Vehicle. At the Servicer’s request from time to time, the Owner of a Receivable assigned under this Section 3.01 shall provide the Servicer with evidence of the assignment in trust for the benefit of the Interested Parties as may be reasonably necessary for the Servicer to take any of the actions set forth in the following sentence.

(d) The Servicer is hereby authorized and empowered by the Owner of a Receivable to execute and deliver in the Servicer’s name any notices, demands, claims, complaints, responses, affidavits or other documents or instruments in connection with any such proceeding. Any Owner of Receivables shall furnish the Servicer with any powers of attorney and other documents and take any other steps which the Servicer may deem necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties under this Agreement and the Further Transfer and Servicing Agreements. Except to the extent required by the preceding two sentences, the authority and rights granted to the Servicer in this Section 3.01 shall be nonexclusive and shall not be construed to be in derogation of the retention by the Owner of a Receivable of equivalent authority and rights.

SECTION 3.02 Collection of Receivable Payments. The Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the Receivables as and when the same shall become due, and shall follow such collection practices, policies and procedures as it follows with respect to comparable motor vehicle related receivables that it services for itself or others in connection therewith. Except as provided in Section 3.07(a)(iii), the Servicer is hereby authorized to grant extensions, rebates or adjustments on a Receivable without the prior consent of the Owner of such Receivable. The Servicer is authorized in its discretion to waive any prepayment charge, late payment charge or any other fees that may be collected in the ordinary course of servicing such Receivable.

SECTION 3.03 [Reserved].

SECTION 3.04 Realization Upon Liquidating Receivables. The Servicer shall use reasonable efforts, consistent with its customary practices, policies and procedures, to repossess or otherwise comparably convert the ownership of any Financed Vehicle that it has reasonably determined should be repossessed or otherwise converted following a default under the Receivable secured by the Financed Vehicle. The Servicer is authorized to follow such customary practices, policies and procedures as it follows with respect to comparable motor vehicle related receivables that it services for itself or others, which customary practices, policies and procedures may include reasonable efforts to realize upon any recourse to Dealers, selling the related Financed Vehicle at public or private sale and other actions by the Servicer in order to realize upon such a Receivable. The Servicer is hereby authorized to exercise its discretion consistent with its customary practices, policies and procedures and the terms of this Agreement, in servicing Liquidating Receivables so as to maximize the realization of those Liquidating Receivables, including the discretion to choose to sell or not to sell any of the Liquidating Receivables on behalf of Ally Auto or any other Owner. The Servicer shall not be liable for any such exercise of its discretion to sell or not to sell such Liquidating Receivables made in good faith. The foregoing is subject to the provision that, in any case in which the Financed Vehicle shall have suffered damage, the Servicer shall not expend funds in connection with any repair or towards the repossession of such Financed Vehicle unless it shall determine in its discretion that such repair and/or repossession shall increase the proceeds of liquidation of the related Receivable by an amount greater than the amount of such expenses. The Servicer shall be entitled to receive Liquidation Expenses with respect to each Liquidating Receivable at such time as the Receivable becomes a Liquidating Receivable (or as may otherwise be provided in the Further Transfer and Servicing Agreements).

SECTION 3.05 Maintenance of Insurance Policies. The Servicer shall, in accordance with its customary practices, policies and procedures, require that each Obligor shall have obtained physical damage insurance covering the Financed Vehicle as of the execution of the related Receivable. The Servicer shall, in accordance with its customary practices, policies and procedures, monitor such physical damage insurance with respect to each Receivable.

SECTION 3.06 Maintenance of Security Interests in Vehicles. The Servicer shall, in accordance with its customary practices, policies and procedures and at its own expense, take such steps as are necessary to maintain perfection of the security interest created by each Receivable in the related Financed Vehicle. The Owner of each Receivable hereby authorizes the Servicer to re-perfect such security interest on behalf of such Owner, as necessary because of the relocation of a Financed Vehicle, or for any other reason.

SECTION 3.07 Covenants, Representations and Warranties of the Servicer. As of the Closing Date, the Servicer hereby makes the following representations, warranties and covenants on which Ally Auto relies in accepting the Receivables hereunder and pursuant to the related First Step Receivables Assignment, and on which the Issuing Entity shall rely in accepting such Receivables and executing and delivering the Securities under the Further Transfer and Servicing Agreements.

(a) The Servicer covenants that from and after the closing hereunder:

(i) Liens in Force. Except as contemplated in this Agreement or the Further Transfer and Servicing Agreements, the Servicer shall not release in whole or in part any Financed Vehicle from the security interest securing the related Receivable;

(ii) No Impairment. The Servicer shall do nothing to impair the rights or security interest of Ally Auto or any Interested Party in and to the Purchased Property; and

(iii) No Modifications. The Servicer shall not amend or otherwise modify any Receivable such that the Amount Financed, the Annual Percentage Rate, or the number of originally scheduled due dates is altered or such that the last scheduled due date occurs after the Final Scheduled Distribution Date.

(b) Upon the execution of this Agreement and the Further Transfer and Servicing Agreements, the Servicer represents and warrants to the Issuing Entity and Ally Auto that as of the Closing Date:

(i) Organization and Good Standing. The Servicer has been duly formed and is validly existing and in good standing under the laws of its State of incorporation, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted, and had at all relevant times, and now has, power, authority and legal right to service the Receivables as provided herein and in the Further Transfer and Servicing Agreements;

(ii) Due Qualification. The Servicer is duly qualified to do business as a foreign entity in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business (including the servicing of the Receivables) requires or shall require such qualification;

(iii) Power and Authority. The Servicer has the power and authority to execute and deliver this Agreement and the Further Transfer and Servicing Agreements and to carry out the terms of such agreements; and the Servicer’s execution, delivery and performance of this Agreement and the Further Transfer and Servicing Agreements have been duly authorized by the Servicer by all necessary corporate action;

(iv) Binding Obligation. The Further Transfer and Servicing Agreements and this Agreement, when duly executed and delivered, shall constitute the legal, valid and binding obligations of the Servicer enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law;

(v) No Violation. The consummation by the Servicer of the transactions contemplated by this Agreement and the Further Transfer and Servicing Agreements, and the fulfillment by the Servicer of the terms hereof and thereof, shall not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the articles of incorporation or bylaws (or similar organizational documents) of the Servicer, or any indenture, agreement, mortgage, deed of trust or other instrument to which the Servicer is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument, other than this Agreement and the Further Transfer and Servicing Agreements, or violate any law or, to the best of the Servicer’s knowledge, any order, rule or regulation applicable to the Servicer of any court or of any federal or State regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Servicer or any of its properties; and

(vi) No Proceedings. To the Servicer’s knowledge, there are no proceedings or investigations pending, or threatened, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over the Servicer or its properties (A) asserting the invalidity of this Agreement and the Further Transfer and Servicing Agreements or any Securities issued thereunder, (B) seeking to prevent the issuance of such Securities or the consummation of any of the transactions contemplated by the Further Transfer and Servicing Agreements, or (C) seeking any determination or ruling that might materially and adversely affect this Agreement, the performance by the Servicer of its obligations under, or the validity or enforceability of, the Further Transfer and Servicing Agreements.

SECTION 3.08 Purchase of Receivables Upon Breach of Covenant. Upon discovery by any of the Seller, the Servicer, Ally Auto or any party under the Further Transfer and Servicing Agreements of a breach of any of the covenants set forth in Sections 3.06 and 3.07(a), the party discovering such breach shall give prompt written notice thereof to the others. As of the last day of the second Monthly Period following its discovering or receiving notice of such breach (or, at the Servicer’s election, the last day of the first Monthly Period so following), the Servicer shall, unless it shall have cured such breach in all material respects, purchase from the Owner thereof any Receivable materially and adversely affected by such breach as determined by such Owner and, on the related Distribution Date, the Servicer shall pay the Administrative Purchase Payment. It is understood and agreed that the obligation of the Servicer to purchase any Receivable with respect to which such a breach has occurred and is continuing shall, if such obligation is fulfilled, constitute the sole remedy against the Servicer for such breach available to Ally Auto or any Interested Party.

SECTION 3.09 Basic Servicing Fee; Payment of Certain Expenses by Servicer. The Servicer is entitled to receive the Basic Servicing Fee out of collections in respect of the Receivables and other available funds, as and to the extent set forth in the Further Transfer and Servicing Agreements. The Servicer shall also be entitled to Investment Earnings as, and to the extent, set forth in the Further Transfer and Servicing Agreements. Subject to any limitations on the Servicer’s liability under the Further Transfer and Servicing Agreements, the Servicer shall be required to pay all expenses incurred by it in connection with its activities under this Agreement and under the Further Transfer and Servicing Agreements (including fees and disbursements of the Issuing Entity, any trustees and independent accountants, taxes imposed on the Servicer, expenses incurred in connection with distributions and reports to holders of Securities and all other fees and expenses not expressly stated under this Agreement or the Further Transfer and Servicing Agreements to be for the account of the holders of Securities).

SECTION 3.10 Servicer’s Accounting. On each Determination Date under a Further Transfer and Servicing Agreement, the Servicer shall deliver to each of the trustees and other applicable parties under the Further Transfer and Servicing Agreements and to Ally Auto and the Rating Agencies a Servicer’s Accounting with respect to the immediately preceding Monthly Period executed by any Authorized Officer of the Servicer containing all information necessary to each such party for making any distributions required by the Further Transfer and Servicing Agreements, and all information necessary to each such party for sending any statements required under the Further Transfer and Servicing Agreements. Receivables to be purchased by the Servicer under Section 3.08 or 5.04 or to be repurchased by Ally Auto, the Seller or the Servicer under the Further Transfer and Servicing Agreements as of the last day of any Monthly Period shall be identified by Receivable number (as set forth in the Schedule of Receivables). With respect to any Receivables for which Ally Auto is the Owner, the Servicer shall deliver to Ally Auto such accountings relating to such Receivables and the actions of the Servicer with respect thereto as Ally Auto may reasonably request.

SECTION 3.11 Application of Collections. For the purposes of this Agreement and the Further Transfer and Servicing Agreements, no later than each Distribution Date all collections for the related Monthly Period shall be applied by the Servicer as follows:

(a) With respect to all Simple Interest Receivables (other than Administrative Receivables and Warranty Receivables), payments by or on behalf of the Obligors that are not Supplemental Servicing Fees shall be applied to principal and interest on all such Simple Interest Receivables.

(b) With respect to a Simple Interest Receivable that is also an Administrative Receivable or Warranty Receivable, payments by or on behalf of the Obligor shall be applied in the same manner as set forth in Section 3.11(a). A Warranty Payment or an Administrative Purchase Payment, as applicable, shall be applied to principal and interest on such Receivable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Representations and Warranties as to the Receivables. The Seller makes the following representations and warranties as to the Receivables, on which Ally Auto relies in accepting the Receivables. Such representations and warranties speak as of the Closing Date, and shall survive the sale, transfer and assignment of the Receivables to Ally Auto and the subsequent assignment and transfer pursuant to the Further Transfer and Servicing Agreements:

(a) Characteristics of Receivables.

(i) General. Each Receivable:

(1) is secured by a Financed Vehicle, was originated in the United States by the Seller or one of its subsidiaries or a Dealer for the retail sale of a Financed Vehicle in the ordinary course of business, was fully and properly executed by the parties thereto, if not originated by the Seller, was purchased by the Seller from one of its subsidiaries or from such Dealer under an existing Dealer Agreement, and was validly assigned by such subsidiary or such Dealer to the Seller in accordance with its terms,

(2) has created or shall create a valid, binding and enforceable first priority security interest in favor of the Seller in the Financed Vehicle, which security interest is assignable by the Seller to Ally Auto,

(3) contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for realization against the collateral of the benefits of the security,

(4) is a Simple Interest Receivable,

(5) provides for level monthly payments which may vary from one another by no more than $5, which shall amortize the Amount Financed by maturity and shall yield interest at the Annual Percentage Rate,

(6) has an original term of not less than twelve (12) months and not greater than seventy-two (72) months and a remaining term of not less than seven (7) months, and

(7) at least one monthly payment has been made.

(ii) Receivables. In addition to the characteristics set forth in Section 4.01(a)(i) above, each Receivable (1) has a first scheduled payment due date on or after October 28, 2004, (2) was originated on or after October 12, 2004, (3) as of the Cutoff Date, was not considered past due (that is, no payments due on that Receivable in excess of $25 were more than thirty (30) days delinquent), and was not a Liquidating Receivable, and (4) has an Annual Percentage Rate not greater than 17.00%.

(b) Creation, Perfection and Priority of Security Interests. The representations and warranties regarding creation, perfection and priority of security interests in the Purchased Property, which are attached to this Agreement as Appendix B, are true and correct to the extent that they are applicable.

(c) Schedule of Receivables. The information set forth in the Schedule of Receivables is true and correct in all material respects, and no selection procedures believed to be adverse to Ally Auto or to holders of the Securities issued under the Further Transfer and Servicing Agreements were utilized in selecting the Receivables from those receivables of the Seller that meet the selection criteria set forth in this Agreement.

(d) Compliance With Law. All requirements of applicable federal, state and local laws, and regulations thereunder, including usury laws, Utah banking laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations “B” and “Z,” the Servicemembers Civil Relief Act of 2003, the Texas Consumer Credit Code, and state adaptations of the National Consumer Act and the Uniform Consumer Credit Code and other consumer credit laws and equal credit opportunity and disclosure laws, in respect of any of the Receivables and other Purchased Property, have been complied with in all material respects, and each Receivable and the sale of the Financed Vehicle evidenced thereby complied at the time it was originated or made and now complies in all material respects with all legal requirements of the jurisdiction in which it was originated or made.

(e) Binding Obligation. Each Receivable represents the genuine, legal, valid and binding payment obligation in writing of the Obligor thereon, enforceable by the holder thereof in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights in general and by equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(f) Security Interest in Financed Vehicle. Immediately prior to the sale, transfer and assignment thereof pursuant hereto and the First Step Receivables Assignment, each Receivable was secured by a validly perfected first priority security interest in the Financed Vehicle in favor of the Seller as secured party or all necessary and appropriate action had been commenced that would result in the valid perfection of a first priority security interest in the Financed Vehicle in favor of the Seller as secured party.

(g) Receivables In Force. No Receivable has been satisfied, subordinated or rescinded, and the Financed Vehicle securing each such Receivable has not been released from the lien of the related Receivable in whole or in part.

(h) No Waiver. Since the Cutoff Date no provision of a Receivable has been waived, altered or modified in any respect.

(i) No Defenses. No right of rescission, setoff, counterclaim or defense has been asserted or threatened with respect to any Receivable.

(j) No Liens. To the best of the Seller’s knowledge: (1) there are no liens or claims that have been filed for work, labor or materials affecting any Financed Vehicle securing any Receivable that are or may be liens prior to, or equal or coordinate with, the security interest in the Financed Vehicle granted by the Receivable; (2) no contribution failure has occurred with respect to any Benefit Plan which is sufficient to give rise to a lien under Section 303 (k) of ERISA with respect to any Receivable; and (3) no tax lien has been filed and no claim related thereto is being asserted with respect to any Receivable.

(k) Insurance. Each Obligor is required to maintain a physical damage insurance policy of the type that the Seller requires in accordance with its customary underwriting standards for the purchase of motor vehicle related receivables.

(l) Good Title. No Receivable has been sold, transferred, assigned or pledged by the Seller to any Person other than Ally Auto; immediately prior to the conveyance of the Receivables pursuant to this Agreement and the First Step Receivables Assignment, the Seller had good and marketable title thereto, free of any Lien; and, upon execution and delivery of this Agreement by the Seller, Ally Auto shall have all of the right, title and interest of the Seller in and to the Receivables, the unpaid indebtedness evidenced thereby and the collateral security therefor, free of any Lien.

(m) Lawful Assignment. No Receivable was originated in, or is subject to the laws of, any jurisdiction the laws of which would make unlawful the sale, transfer and assignment of such Receivable under this Agreement, the Trust Sale and Servicing Agreement or the Indenture, as applicable.

(n) All Filings Made. All filings (including UCC filings) necessary in any jurisdiction to give Ally Auto a first priority perfected ownership interest in the Receivables shall have been made.

(o) One Original. There is only one original executed copy of each Receivable.

(p) No Documents or Instruments. No Receivable, or constituent part thereof, constitutes a “negotiable instrument” or “negotiable document of title” (as such terms are used in the UCC).

(q) No Amendment. No Receivable has been amended or otherwise modified such that the number of originally scheduled due dates has been increased or such that the Amount Financed has been increased.

SECTION 4.02 Additional Representations and Warranties of the Seller. The Seller hereby represents and warrants to Ally Auto and the Servicer as of the Closing Date that:

(a) Organization and Good Standing; FDIC. The Seller has been duly organized and is validly existing as a Utah chartered bank, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted; and as of the date hereof, the Seller is insured by the Federal Deposit Insurance Corporation and is subject to the Federal Deposit Insurance Act;

(b) Due Qualification. The Seller is duly qualified to do business as a foreign entity in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires or shall require such qualification;

(c) Power and Authority. The Seller has the power and authority to execute and deliver this Agreement and the First Step Receivables Assignment and to carry out its terms; the Seller has full power and authority to sell and assign the property to be sold and assigned to Ally Auto, and has duly authorized such sale and assignment to Ally Auto by all necessary corporate action; and the execution, delivery and performance of this Agreement and the First Step Receivables Assignment have been duly authorized by the Seller by all necessary corporate action;

(d) Valid Sale; Binding Obligation. This Agreement and the First Step Receivables Assignment, when duly executed and delivered, shall constitute a valid sale, transfer and assignment of the Receivables, in each case, enforceable against creditors of and purchasers from the Seller; and this Agreement together with the First Step Receivables Assignment, when duly executed and delivered, shall constitute a legal, valid and binding obligation of the Seller enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, receivership, conservatorship, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law;

(e) No Violation. The consummation of the transactions contemplated by this Agreement and the First Step Receivables Assignment and the fulfillment of the terms of this Agreement and the First Step Receivables Assignment shall not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the articles of incorporation or bylaws (or similar organizational documents) of the Seller, or any indenture, agreement, mortgage, deed of trust or other instrument to which the Seller is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument, other than this Agreement and the First Step Receivables Assignment or violate any law or, to the best of the Seller’s knowledge, any order, rule or regulation applicable to the Seller of any court or of any federal or State regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Seller or any of its properties; and

(f) No Proceedings. To the Seller’s knowledge, there are no proceedings or investigations pending, or threatened, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over the Seller or its properties (A) asserting the invalidity of this Agreement and the First Step Receivables Assignment, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement and the First Step Receivables Assignment, or (C) seeking any determination or ruling that might materially and adversely affect the performance by the Seller of its obligations under, or the validity or enforceability of, this Agreement and the First Step Receivables Assignment.

SECTION 4.03 Representations and Warranties of Ally Auto. Ally Auto hereby represents and warrants to the Seller and the Servicer as of the Closing Date:

(a) Organization and Good Standing. Ally Auto has been duly formed and is validly existing as an entity in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted, and had at all relevant times, and now has, power, authority and legal right to acquire and own the Receivables;

(b) Due Qualification. Ally Auto is duly qualified to do business as a foreign entity in good standing, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification;

(c) Power and Authority. Ally Auto has the power and authority to execute and deliver this Agreement and the First Step Receivables Assignment and to carry out its terms and the execution, delivery and performance of this Agreement and the First Step Receivables Assignment have been duly authorized by Ally Auto by all necessary limited liability company action;

(d) No Violation. The consummation of the transactions contemplated by this Agreement and the First Step Receivables Assignment and the fulfillment of the terms of this Agreement and the First Step Receivables Assignment shall not conflict with, result in any breach of any of the terms and provisions of or constitute (with or without notice or lapse of time) a default under, the certificate of formation or limited liability company agreement of Ally Auto, or any indenture, agreement, mortgage, deed of trust or other instrument to which Ally Auto is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument, other than any Further Transfer and Servicing Agreement or violate any law or, to the best of Ally Auto’s knowledge, any order, rule or regulation applicable to Ally Auto of any court or of any federal or State regulatory body, administrative agency or other governmental instrumentality having jurisdiction over Ally Auto or any of its properties; and

(e) No Proceedings. To Ally Auto’s knowledge, there are no proceedings or investigations pending, or threatened, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over Ally Auto or its properties (i) asserting the invalidity of this Agreement and the First Step Receivables Assignment, or (ii) seeking any determination or ruling that might materially and adversely affect the performance by Ally Auto of its obligations under, or the validity or enforceability of, this Agreement and the First Step Receivables Assignment.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01 Conflicts With Further Transfer and Servicing Agreements. To the extent that any provision of Sections 5.02 through 5.04 of this Agreement conflicts with any provision of the Further Transfer and Servicing Agreements, the Further Transfer and Servicing Agreements shall govern.

SECTION 5.02 Protection of Title.

(a) Filings. The Seller shall authorize and execute, as applicable, and file such financing statements or amendments to financing statements and cause to be authorized and executed, as applicable, and filed such continuation and other statements, all in such manner and in such places as may be required by law fully to preserve, maintain and protect the interest of Ally Auto under this Agreement and the First Step Receivables Assignment in the Receivables and the other Purchased Property and in the proceeds thereof. The Seller shall deliver (or cause to be delivered) to Ally Auto file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing the Seller hereby authorizes Ally Auto and its assigns to file all such financing statements without its signature.

(b) Name Change. The Seller shall not change its State of incorporation or its name, identity or entity structure in any manner that would, could or might make any financing statement or continuation statement filed by the Seller, Ally Auto or Ally Auto’s assigns in accordance with Section 5.02(a) seriously misleading within the meaning of the UCC, unless it shall give Ally Auto written notice thereof within ten (10) days of such change.

(c) Executive Office; Maintenance of Offices. The Seller shall give Ally Auto written notice within ten (10) days of any relocation of its principal executive office if, as a result of such relocation, the applicable provisions of the UCC would require the filing of any amendment of any previously filed financing or continuation statement or of any new financing statement. The Seller shall at all times maintain each office from which it originates Receivables and its principal executive office within the United States of America.

(d) New Debtor. In the event that the Seller shall change the jurisdiction in which it is formed or otherwise enter into any transaction which would result in a “new debtor” (as defined in the UCC) succeeding to the obligations of the Seller hereunder, the Seller shall comply fully with the obligations of Section 5.02(a).

SECTION 5.03 Other Liens or Interests. Except for the conveyances hereunder and under the First Step Receivables Assignment and as contemplated by the Further Transfer and Servicing Agreements, the Seller shall not sell, pledge, assign or transfer the Receivables or other Purchased Property to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any interest therein, and the Seller shall defend the right, title and interest of Ally Auto in, to and under such Receivables or other Purchased Property against all claims of third parties claiming through or under the Seller.

SECTION 5.04 Repurchase Events. By its execution of the Further Transfer and Servicing Agreements to which it is a party, the Seller shall acknowledge the assignment by Ally Auto of such of its right, title and interest in, to and under this Agreement and the First Step Receivables Assignment to the Issuing Entity as shall be provided in the Further Transfer and Servicing Agreements. The Seller hereby covenants and agrees with Ally Auto for the benefit of Ally Auto and the Interested Parties that in the event of a breach of any of the Seller’s representations and warranties contained in Section 4.01 hereof with respect to any Receivable (a “Repurchase Event”), the Seller will repurchase such Receivable from the Issuing Entity (if the Issuing Entity is then the Owner of such Receivable) on the date and for the amount specified in the Further Transfer and Servicing Agreements, without further notice from Ally Auto hereunder. Upon the occurrence of a Repurchase Event with respect to a Receivable for which Ally Auto is the Owner, the Seller agrees to repurchase such Receivable from Ally Auto for an amount and upon the same terms as the Seller would be obligated to repurchase such Receivable from the Issuing Entity if the Issuing Entity was then the Owner thereof, and upon payment of such amount, the Seller shall have such rights with respect to such Receivable as if the Seller had purchased such Receivable from the Issuing Entity as the Owner thereof. It is understood and agreed that the obligation of the Seller to repurchase any Receivable as to which a breach has occurred and is continuing shall, if such obligation is fulfilled, constitute the sole remedy against the Seller for such breach available to Ally Auto or any Interested Party.

SECTION 5.05 Indemnification. The Seller shall indemnify Ally Auto for any liability as a result of the failure of a Receivable to be originated in compliance with all requirements of law. This indemnity obligation shall be in addition to any obligation that the Seller may otherwise have.

SECTION 5.06 Further Assignments. The Seller acknowledges that Ally Auto may, pursuant to the Further Transfer and Servicing Agreements, sell the Receivables to the Issuing Entity and assign its rights hereunder and under the First Step Receivables Assignment to the Issuing Entity, subject to the terms and conditions of the Further Transfer and Servicing Agreements, and that the Issuing Entity may in turn further pledge, assign or transfer its rights in the Receivables and this Agreement and the First Step Receivables Assignment. The Seller further acknowledges that Ally Auto may assign its rights under the Custodian Agreement to the Issuing Entity.

SECTION 5.07 Pre-Closing Collections. Within two (2) Business Days after the Closing Date the Seller shall transfer to the account or accounts designated by Ally Auto (or by the Issuing Entity under the Further Transfer and Servicing Agreements) all collections on the Receivables held by the Seller on the Closing Date, and conveyed to Ally Auto pursuant to Section 2.01; provided that so long as the Monthly Remittance Conditions are satisfied, such collections need not be transferred until the first Distribution Date.

ARTICLE VI

CONDITIONS

SECTION 6.01 Conditions to Obligation of Ally Auto. The obligation of Ally Auto to purchase the Receivables hereunder and pursuant to the First Step Receivables Assignment is subject to the satisfaction of the following conditions:

(a) Representations and Warranties True. The representations and warranties of each of the Seller and the Servicer hereunder, shall be true and correct at the time of the Closing Date, and each of the Seller and the Servicer shall have performed all obligations to be performed by it hereunder on or prior to the Closing Date.

(b) No Repurchase Event. No Repurchase Event shall have occurred on or prior to the Closing Date.

(c) Computer Files Marked. The Seller shall have or shall have caused to have, at its own expense, on or prior to the Closing Date, indicated in its computer files created in connection with the Receivables that the Receivables have been sold to Ally Auto pursuant to this Agreement and the First Step Receivables Assignment and deliver to Ally Auto the Schedule of Receivables, certified by an officer of the Seller to be true, correct and complete.

(d) Documents to be Delivered By the Seller.

(i) The Assignments. On the Closing Date, the Seller shall execute and deliver the First Step Receivables Assignment.

(ii) Evidence of UCC Filing. On or prior to the Closing Date, the Seller shall record and file, at its own expense, a UCC-1 financing statement in each jurisdiction in which required by applicable law, authorized by and naming the Seller as seller or debtor, naming Ally Auto as purchaser or secured party, naming the Receivables and the other Purchased Property as collateral, meeting the requirements of the laws of each such jurisdiction and in such manner as is necessary to perfect the sale, transfer, assignment and conveyance of such Receivables to Ally Auto. The Seller shall deliver a file-stamped copy, or other evidence satisfactory to Ally Auto of such filing, to Ally Auto on or prior to the Closing Date.

(iii) Other Documents. On the Closing Date the Seller shall provide such other documents as Ally Auto may reasonably request.

(e) Other Transactions. The transactions contemplated by the Further Transfer and Servicing Agreements shall be consummated to the extent that such transactions are intended to be substantially contemporaneous with the transactions hereunder.

SECTION 6.02 Conditions to Obligation of the Seller. The obligation of the Seller to sell the Receivables to Ally Auto hereunder or pursuant to the First Step Receivables Assignment is subject to the satisfaction of the following conditions:

(a) Representations and Warranties True. The representations and warranties of Ally Auto hereunder shall be true and correct as of the Closing Date with respect to the Receivables, and Ally Auto shall have performed all obligations to be performed by it hereunder or pursuant to the First Step Receivables Assignment on or prior to the closing hereunder.

(b) Receivables Purchase Price. On the Closing Date, Ally Auto shall pay to the Seller that portion of the Initial Aggregate Receivables Principal Balance as provided in Section 2.02.

ARTICLE VII

MISCELLANEOUS PROVISIONS

SECTION 7.01 Amendment. This Agreement may be amended from time to time (subject to any expressly applicable amendment provision of the Further Transfer and Servicing Agreements) by a written amendment duly executed and delivered by the Seller, the Servicer and Ally Auto.

SECTION 7.02 Survival. The representations and warranties of the Seller and Servicer set forth in Articles IV and V of this Agreement and of Servicer set forth in Section 3.07 of this Agreement shall remain in full force and effect and shall survive the Closing Date under Section 2.03 hereof and the closing under the Further Transfer and Servicing Agreements.

SECTION 7.03 Notices. All demands, notices and communications upon or to the Seller, the Servicer or Ally Auto under this Agreement shall be delivered as specified in Part III of Appendix A to this Agreement.

SECTION 7.04 Governing Law. THIS AGREEMENT AND THE FIRST STEP RECEIVABLES ASSIGNMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF OR OF ANY OTHER JURISDICTION OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES UNDER THIS AGREEMENT SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 7.05 Waivers. No failure or delay on the part of Ally Auto in exercising any power, right or remedy under this Agreement or the First Step Receivables Assignment shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.

SECTION 7.06 Costs and Expenses. The Seller agrees to pay all reasonable out-of-pocket costs and expenses of Ally Auto, including fees and expenses of counsel, in connection with the perfection as against third parties of Ally Auto’s right, title and interest in, to and under the Receivables and the enforcement of any obligation of the Seller hereunder.

SECTION 7.07 Confidential Information. Ally Auto agrees that it shall neither use nor disclose to any person the names and addresses of the Obligors, except in connection with the enforcement of Ally Auto’s rights hereunder, under the Receivables, under the Further Transfer and Servicing Agreements or as required by law.

SECTION 7.08 Headings. The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

SECTION 7.09 Counterparts. This Agreement may be executed in two or more counterparts and by different parties on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

SECTION 7.10 No Petition Covenant. Notwithstanding any prior termination of this Agreement, the Seller shall not, prior to the date which is one year and one day after the final distribution with respect to the Notes to the Note Distribution Account, acquiesce, petition or otherwise invoke or cause Ally Auto or the Issuing Entity to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against Ally Auto or the Issuing Entity under any federal or State bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of Ally Auto or the Issuing Entity or any substantial part of the property of either of them, or ordering the winding up or liquidation of the affairs of Ally Auto or the Issuing Entity under any federal or State bankruptcy or insolvency proceeding.

SECTION 7.11 Limitations on Rights of Others. The provisions of this Agreement and the First Step Receivables Assignment are solely for the benefit of the Seller, the Servicer and Ally Auto and, to the extent expressly provided herein, the Interested Parties, and nothing in this Agreement, whether express or implied, shall be construed to give to any other Person any legal or equitable right, remedy or claim in, under, or in respect of this Agreement or any covenants, conditions or provisions contained herein.

SECTION 7.12 Merger and Consolidation of the Seller, the Servicer or Ally Auto. Any corporation, limited liability company or other entity (i) into which any of the Seller, the Servicer or Ally Auto may be merged or consolidated, (ii) resulting from any merger or consolidation to which any of the Seller, the Servicer or Ally Auto shall be a party, (iii) succeeding to the business of any of the Seller, the Servicer or Ally Auto, (iv) more than 15% of the voting stock (or, if not a corporation, other voting interests) of which is owned directly or indirectly by General Motors and Cerberus Capital Management, L.P., in the aggregate, or (v) 50% or more of the voting stock (or, if not a corporation, other voting interests) of which is owned, directly or indirectly, by General Motors or GMAC, which corporation, limited liability company or other entity in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Seller, the Servicer or Ally Auto (as applicable) under this Agreement and the other Basic Documents, shall be the successor to the Seller, the Servicer or Ally Auto (as applicable) under this Agreement without the execution or filing of any document or any further act on the part of any of the parties to this Agreement.

SECTION 7.13 Assignment. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be assigned by the Seller, the Servicer or Ally Auto without the consent of any other Person to a corporation, limited liability company or other entity that is a successor (by merger, consolidation or purchase of assets) to the Seller, the Servicer or Ally Auto (as applicable), or 50% or more of the voting interests of which is owned, directly or indirectly, by General Motors or by GMAC or more than 15% of the voting stock (or, if not a corporation, other voting interests) of which is owned directly or indirectly by General Motors and Cerberus Capital Management, L.P., in the aggregate, provided that such entity executes an agreement of assumption, as provided in Section 3.03(a) or 6.02 of the Trust Sale and Servicing Agreement, as applicable.

*     *     *     *     *

IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date and year first above written.

ALLY BANK

By:	/s/ L. R. Gerner
Name:	L. R. Gerner
Title:	Chief Financial Officer

ALLY AUTO ASSETS LLC

By:	/s/ R. C. Farris
Name:	R. C. Farris
Title:	President

GMAC INC.

By:	/s/ P. M. Surhigh
Name:	P. M. Surhigh
Title:	Assistant Treasurer

[Signature Page to Pooling and Servicing Agreement]

EXHIBIT A

FORM OF

FIRST STEP RECEIVABLES ASSIGNMENT

PURSUANT TO POOLING AND SERVICING AGREEMENT

For value received, in accordance with the Pooling and Servicing Agreement, dated as of March 25, 2010 (the “Pooling and Servicing Agreement”), among Ally Bank, a Utah chartered bank (the “Seller”), Ally Auto Assets LLC, a Delaware limited liability company (“Ally Auto”), and GMAC Inc., the Seller does hereby sell, assign, transfer and otherwise convey unto Ally Auto, without recourse, as of March 25, 2010, (i) all right, title and interest of the Seller in, to and under the Receivables listed on the Schedule of Receivables attached as Schedule A hereto and all monies received thereon on and after the Cutoff Date, exclusive of any amounts allocable to the premium for physical damage collateral protection insurance required by the Seller or the Servicer covering any related Financed Vehicle; (ii) the interest of the Seller in the security interests in the Financed Vehicles granted by Obligors pursuant to the Receivables and, to the extent permitted by law, any accessions thereto; (iii) the interest of the Seller in any proceeds from claims on any physical damage, credit life, credit disability or other insurance policies covering Financed Vehicles or Obligors; (iv) the interest of the Seller in any proceeds from recourse against Dealers on the Receivables; and (v) all right, title and interest of the Seller in, to and under the First Step Receivables Assignment; and (vi) all present and future claims, demands, causes and choses in action in respect of any or all the foregoing described in clauses (i), (ii), (iii), (iv), and (v) above and all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all the foregoing, including all proceeds of the conversion of any or all of the foregoing, voluntary or involuntary, into cash or other liquid property, all cash proceeds, accounts, accounts receivable, notes, drafts, acceptances, chattel paper, checks, deposit accounts, insurance proceeds, investment property, payment intangibles, general intangibles, condemnation awards, rights to payment of any and every kind and other forms of obligations and receivables, instruments and other property which at any time constitute all or part of or are included in the proceeds of any of the foregoing.

It is the intention of the Seller and Ally Auto that the transfer and assignment of Receivables contemplated by the Pooling and Servicing Agreement and this First Step Receivables Assignment shall constitute a sale of the Receivables from the Seller to Ally Auto and the beneficial interest in and title to the Receivables shall not be part of the Seller’s estate in the event of the filing of a petition for insolvency, receivership or conservatorship by or against the Seller or placement into receivership or conservatorship of the Seller under any relevant bankruptcy, insolvency, receivership or conservatorship law.

The foregoing transfer and assignment of Receivables contemplated by the Pooling and Servicing Agreement and this First Step Receivables Assignment does not constitute and is not intended to result in any assumption by Ally Auto of any obligation of the undersigned to the Obligors, Dealers, insurers or any other Person in connection with the Receivables, any Dealer Agreements, any insurance policies or any agreement or instrument relating to any of them.

Ex. A-1

This First Step Receivables Assignment is made pursuant to and upon the representations, warranties and agreements on the part of the undersigned contained in the Pooling and Servicing Agreement and is to be governed by the Pooling and Servicing Agreement.

Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to them in the Pooling and Servicing Agreement.

*     *     *     *     *

Ex. A-2

IN WITNESS WHEREOF, the undersigned has caused this First Step Receivables Assignment to be duly executed as of the day and year first above written.

ALLY BANK

By:
Name:
Title:

Ex. A-3

SCHEDULE A

SCHEDULE OF RECEIVABLES

The Schedule of Receivables is

on file at the offices of:

1.	The Indenture Trustee

2.	The Owner Trustee

3.	The Servicer

4.	The Seller

5.	Ally Auto Assets LLC

Sch. A

APPENDIX A

Part I

For ease of reference, capitalized terms defined herein have been consolidated with and are contained in Part I of Appendix A to the Trust Sale and Servicing Agreement of even date herewith among GMAC Inc., Ally Auto and Ally Auto Receivables Trust 2010-1, as amended and supplemented from time to time.

Part II

For ease of reference, the rules of construction have been consolidated with and are contained in Part II of Appendix A to the Trust Sale and Servicing Agreement of even date herewith among GMAC Inc., Ally Auto and Ally Auto Receivables Trust 2010-1, as amended and supplemented from time to time.

Part III

For ease of reference, the notice addresses and procedures have been consolidated with and are contained in Appendix B to the Trust Sale and Servicing Agreement of even date herewith among GMAC Inc., Ally Auto and Ally Auto Receivables Trust 2010-1, as amended and supplemented from time to time.

App. A

APPENDIX B

Additional Representations and Warranties

1.	While it is the intention of the Seller and Ally Auto that the transfer and assignment contemplated by this Agreement and the First Step Receivables Assignment shall constitute sales of the Purchased Property from the Seller to Ally Auto, this Agreement, the Trust Sale and Servicing Agreement and the Indenture create a valid and continuing security interest (as defined in the applicable UCC) in the Purchased Property in favor of Ally Auto, the Trust and the Indenture Trustee, as applicable, which security interest is prior to all other Liens, and is enforceable as such as against creditors of and purchasers from the Seller, Ally Auto and the Issuing Entity, respectively.

2.	All steps necessary to perfect the Seller’s security interest against each Obligor in the property securing the Purchased Property have been taken.

3.	Prior to the sale of the Purchased Property to Ally Auto under this Agreement, the Receivables constitute “tangible chattel paper” within the meaning of the applicable UCC.

4.	The Seller owns and has good and marketable title to the Purchased Property free and clear of any Lien, claim or encumbrance of any Person.

5.	The Seller has caused or will have caused, within ten (10) days, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Purchased Property granted to Ally Auto hereunder, the Issuing Entity under the Trust Sale and Servicing Agreement and the Indenture Trustee under the Indenture.

6.	Other than the security interest granted to Ally Auto pursuant to the Basic Documents, the Issuing Entity under the Trust Sale and Servicing Agreement and the Indenture Trustee under the Indenture none of the Seller, Ally Auto or the Issuing Entity has pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Purchased Property. None of the Seller, Ally Auto or the Issuing Entity has authorized the filing of, nor is the Seller aware of, any financing statements against the Seller, Ally Auto or the Issuing Entity that include a description of collateral covering the Purchased Property other than the financing statements relating to the security interests granted to Ally Auto, the Issuing Entity and the Indenture Trustee under the Basic Documents or any financing statement that has been terminated. The Seller is not aware of any judgment or tax lien filings against the Seller, Ally Auto or the Issuing Entity.

7.	The Custodian has in its possession or with third party vendors all original copies of the Receivables Files and other documents that constitute or evidence the Receivables and the Purchased Property. The Receivables Files and other documents that constitute or evidence the Purchased Property do not have any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than Ally Auto.

App. B